Exhibit 99.1

News Release

Nucor Announces John J. Ferriola Retirement as Chairman and CEO

and Election of Leon J. Topalian as President and COO

CHARLOTTE, NORTH CAROLINA, September 6, 2019 – Nucor Corporation (NYSE: NUE) announced today that John J. Ferriola, 67, will retire as Chairman and Chief Executive Officer (CEO) on December 31, 2019 and that the Board of Directors elected Leon J. Topalian, 51, to be President and Chief Operating Officer, effective September 5, 2019, and to succeed Mr. Ferriola as CEO on January 1, 2020, in connection with Nucor’s planned succession process.

Mr. Ferriola has served as Chairman since 2014 and as CEO since 2013. Previously, he served as President from 2011 to September 2019, President and Chief Operating Officer from 2011 to 2012, Chief Operating Officer of Steelmaking Operations from 2007 to 2010, Executive Vice President from 2002 to 2007, and Vice President from 1996 to 2001. He has also been a director of Nucor since 2011. Mr. Ferriola joined Nucor in 1991 as the Manager of Maintenance and Engineering at Nucor Steel-Texas. He later served as General Manager of Vulcraft-Texas, Nucor Steel-Nebraska and Nucor Steel-Indiana.

“It has been a great privilege and honor to be a Nucor teammate for over 28 years and to serve as Nucor’s CEO for the past seven years,” said Ferriola. “One of my key priorities as CEO over the past several years has been to lead a robust and thoughtful succession process, and I believe now is the ideal time for me to transition Nucor’s leadership. I could not be more supportive of Leon as the next CEO. He has been an exceptional and proven leader throughout his 23-year career with Nucor, and I am confident in his selection as my successor. I look forward to working with Leon and the Board to ensure a smooth transition over the coming months.”

John H. Walker, Nucor’s lead independent director, said, “John Ferriola has been a thought leader in the steel industry and helped position Nucor at the forefront of its peers. The Board is deeply appreciative of his excellent leadership and service to Nucor, and we wish John the very best in his well-deserved retirement. At the same time, the Board is excited to announce that Leon Topalian will be the next CEO, and we are confident that he is ideally positioned to lead Nucor in the coming years.”

Mr. Topalian had served as an Executive Vice President of Nucor from 2017 to 2019 and a Vice President from 2013 to 2017. He has been employed by Nucor in various capacities since 1996, including serving as general manager at two Nucor facilities, in Arkansas and Illinois, as well as a Melting and Casting Manager, an Operations Manager, a cold mill production supervisor and a project engineer.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com

News Release

Nucor Announces John J. Ferriola Retirement as Chairman and CEO

and Election of Leon J. Topalian as President and COO (Continued)

“I am honored to be given the opportunity to serve as Nucor’s next CEO and appreciate the confidence of the Board and John Ferriola,” Topalian said. “John has provided us with strong leadership and vision, and I look forward to working with all 26,700 Nucor teammates to continue positioning Nucor as the industry leader.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com